Exhibit 10.3

                         Cohete Rum Production Agreement

                                   ILSA Panama
                         Interamericana de Licores, S.A.

May 12, 2003

Mr. Patrick Kenny
Drinks Americas, Inc.

Dear Mr. Kenny:

It was a pleasure to meet with you on April 24th regarding production ad bottling by us of our product "Cohete Rojo" Rum. I am sure that by putting together our production experience with your considerable knowledge of liquor marketing we will create a very successful brand.

Based on that meeting, as well as our first conversation in Costa Rica in January, and on the many meetings I have had after that with your representative Michael Harrington, this is our proposal to you to produce and bottle "Cohete Rojo".

o We will produce and bottle "Cohete Rojo" Rum for you in accordance with the formula that will be agreed with you.
o It is your responsibility to verify the quality of the product before it leaves the plant. We ask that you authorize a Quality Control person to sign quality acceptances in your behalf. Quality matters include the rum itself, alcoholic content, fill capacities, labeling, and any other matters that are important to you.
o You will supply all materials and packaging required, including bulk rum, flavoring materials, bottles, caps, labels, shipping cartons, etc. If you wish us to purchase those materials for you, you will advance the money for said purchases.
o Our charge for producing cases of either twelve 750 ml bottles or twenty four 375 ml bottles will be $7.00 per case. This price is in consideration of your estimated purchase of 40,000 cases per year. Payment term for our service is 30 days.

We look forward to a mutually beneficial business relationship.

Sincerely

/s/ Alejandro A Sosa

President


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